SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) December 21, 2000.

                               PLANET ZANETT, INC.
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               (Exact name of registrant as specified in charter)

           Delaware                       0-27068                 56-4389547
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(State or other jurisdiction     (Commission File Number)       (IRS Employer
       of incorporation)                                     Identification No.)

              135 East 57th Street, 15th Floor, New York, NY 10022
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               (Address of principle executive offices) (Zip Code)

                                 (212) 759-5700
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                         (Registrant's telephone number)

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                    Exhibit Index appears on Page 5 hereof

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Item 2. Acquisition or Disposition of Assets.

      On December 21, 2000, Planet Zanett, Inc. (the "Company"), through its affiliate Planet Zanett Angel Fund, L.P., acquired an interest in Applied Discovery, Inc., a Washington corporation ("ADI"), pursuant to the terms of a Series A Preferred Stock Purchase Agreement dated as of January 28, 2000, as amended on September 29, 2000 (the "ADI Purchase Agreement"). The Company purchased its shares of ADI's Series A Preferred Stock in the Additional Closing, as defined in the ADI Purchase Agreement. ADI delivers web-based services designed specifically for legal, business and government professionals involved in electronic document discovery. ADI provides clients with a unique, end-to-end solution for the volume of e-mail and other electronic documents produced by businesses during the discovery phase of litigation and the due diligence phase of mergers and acquisitions.

      Pursuant to the ADI Purchase Agreement, the Company acquired from ADI 500,000 shares of ADI's Series A Preferred Stock. The aggregate purchase price of $500,000, which was established through arm's-length negotiation, was funded from the Company's existing cash.

      Each share of ADI's Series A Preferred Stock will convert into one share of ADI's Common Stock upon the Company's election, or earlier upon completion of a public offering of ADI's Common Stock meeting certain criteria (a "Qualified Public Offering") or the written consent of holders of at least 51% of the issued and outstanding shares of ADI's Series A Preferred Stock. Each share of ADI's Series A Preferred Stock is entitled to one vote and the Series A Preferred Stock has special voting rights that require approval of the holders of at least 51% of the issued and outstanding shares of Series A Preferred Stock for certain material corporate actions and transactions. The shares of Series A Preferred Stock contain a 10% cumulative dividend

      So long as at least 50% of the shares of ADI's Series A Preferred Stock issued by ADI in this offering remain issued and outstanding, the holders of at least 51% of ADI's issued and outstanding Series A Preferred Stock shall have the option to require ADI to redeem their issued and outstanding shares of Series A Preferred Stock at any time on or after January 28, 2004 upon 60 days' written notice to ADI. Any such redemption shall be at a price per share equal to the original purchase price of the Series A Preferred Stock, plus all accrued and unpaid dividends on the shares. At the election of ADI, the amount of any such redemption may be paid in three equal annual installments.

      In connection with the consummation of the ADI Purchase Agreement, the Company also entered into a Stockholders' Agreement dated as of January 28, 2000 with ADI and its stockholders and an Investors' Rights Agreement with ADI dated as of January 28, 2000. These agreements, taken in the aggregate, provide for, among other things, restrictions on the transferability of securities, co-sale, preemptive, information and registration rights. These agreements terminate upon a Qualified Public Offering.


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      The Company currently has beneficial ownership (calculated on an issued and outstanding basis assuming conversion of each issued and outstanding share of Preferred Stock) of approximately 3% of the ADI Common Stock.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

      (c)   Exhibits (referenced in item 601 of Regulation S-K)

            10.9 First Amendment to Series A Preferred Stock Purchase Agreement by and between Applied Discovery, Inc. and certain investors dated as of September 29, 2000.

            10.10 Series A Preferred Stock Purchase Agreement by and between Applied Discovery, Inc. and certain investors dated as of January 28, 2000.

            10.11 Shareholders' Agreement dated as of January 28, 2000, by and among Applied Discovery, Inc. and certain stockholders of Applied Discovery, Inc.

            10.12 Investor Rights Agreement dated January 28, 2000, by and among Applied Discovery, Inc. and certain of its Investors.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    PLANET ZANETT, INC.


Date: February 7, 2001              By: /s/ David M. McCarthy
                                        ----------------------------------------
                                        Name: David M. McCarthy
                                        Title:Chief Executive Officer


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

                                  EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

10.9 First Amendment to Series A Preferred Stock Purchase Agreement by and between Applied Discovery, Inc. and certain investors dated as of September 29, 2000.

10.10 Series A Preferred Stock Purchase Agreement by and between Applied Discovery, Inc. and certain investors dated as of January 28, 2000.

10.11 Shareholders' Agreement dated as of January 28, 2000, by and among Applied Discovery, Inc. and certain stockholders of Applied Discovery, Inc.

10.12 Investor Rights Agreement dated January 28, 2000, by and among Applied Discovery, Inc. and certain of its Investors.


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